Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between Paul Medeiros (“Employee”) and AVI BioPharma, Inc. (“Employer”), and is effective eight (8) days after Employee signs this Agreement (“Effective Date”).

The parties agree as follows:

1. Separation from Employment. Employee separated from employment with Employer effective at the close of business on June 1, 2011 (the “Separation Date”). Employee acknowledges and agrees that he has been paid his salary and other compensation and/or benefits through May 31, 2011, less all lawful or required deductions. In addition, Employer will issue a check to Employee on July 1, 2011 in accordance with Section 12(c)(v) of the Employment Agreement (defined below), which check will include payment of amounts owed for accrued and unpaid vacation time, less all lawful or required deductions.

2. Consideration. In consideration of Employee’s agreements hereunder, (i) Employer shall pay to Employee the amounts set forth and described in Section 12(c)(viii)(A) of that certain Employment Agreement dated effective the 15th day of May, 2009, as amended on October 16, 2009 (the “Employment Agreement”) and (ii) Employer and Employee will enter into a consulting arrangement upon terms mutually acceptable to the parties, which consulting agreement shall become effective on the Effective Date. Employee may apply for unemployment benefits and Employer will not oppose this application (except that Employer may submit accurate information in response to any governmental inquiries related to Employee’s application for unemployment). Employee specifically acknowledges that he is not entitled to receive any additional severance, termination payments, wages, bonus, vesting or other form of compensation from Employer.

3. Return of Employer Property. Employee represents that he has returned all Employer property in his possession or under his control, including but not limited to keys, credit cards, files, laptop computer, cellular telephone and any and all Employer documents.

4. Confidentiality. The parties will use reasonable efforts to keep the terms of this Agreement confidential. Employee may disclose the terms of this Agreement to his immediate family. Employer may disclose the terms of this Agreement to its officers and managers and as required by law (including, but not limited to, to comply with the rules and regulations promulgated by the U.S. Securities and Exchange Commission). Either party may disclose the terms of this Agreement to their respective attorneys, accountants, financial advisors, auditors, or similar advisors, or in response to government requests. Third persons informed of the terms of this Agreement shall in turn be advised of this confidentiality provision and requested to maintain such confidentiality.

5. Release.

a.

In exchange for the consideration paid to Employee as set forth in this Agreement, Employee forever releases and discharges Employer, any of Employer-sponsored employee benefit plans in which Employee participates, or was participating in, (collectively the “Plans”) and all of their respective officers, members, managers, partners, directors, trustees, agents, employees, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which Employee may have arising out of his employment (including Claims that may arise out of Employee’s employment agreement), on behalf of himself, known, unknown, or later discovered which arose prior to the date Employee signs this Agreement. This release includes but is not limited to, any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation the federal civil rights acts, Oregon Revised Statutes Chapter 659A, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or Claims under the Employee Retirement Income Security Act, or Claims alleging any legal restriction on Employer’s right to terminate its employees, any Claims Employee has relating to his rights to or against any of the Plans, or personal injury Claims, including without limitation wrongful discharge, breach of contract, defamation, tortious interference with business expectancy, constructive discharge, or infliction of emotional distress. Employee represents that he has not filed any Claim against Employer or its Releasees, he has no knowledge of any facts that would support any Claim by Employee against Employer or by a third party against Employer, and that he will not file a Claim at any time in the future concerning Claims released in this Agreement; provided, however, that this will not limit Employee from filing a Claim to enforce the terms of this Agreement. Notwithstanding the foregoing, nothing herein shall constitute release of any of Employee’s rights relating to vested options, vested benefits or vested entitlements under the Company’s employee benefits plans, including equity incentive and retirement plans.

b.	In consideration of the promises of Employee as set forth herein, Employer does hereby, and for all its successors and assigns, release, acquit and forever discharge Employee from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof.

6. Non-disparagement. Employee and Employer each agree not to make disparaging statements about each other, except in the case of Employer statements that are required under applicable federal or state securities laws or applicable rules and regulations of any exchange on which Employer’s stock is traded; provided, further that Employer’s obligations pursuant to this Section shall apply only with regard to Employer’s officers and directors and only for so long as they are employees or officers of Employer.

7. Consideration and Revocation Periods. Employee understands and acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further understands and acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. The Parties agree that any changes made in the course of negotiating the terms of this Agreement will not restart the running of the 21-day period.

8. Unknown Claims. Employee acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the Releasees. Employee, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

9. Cooperation with Company. For a period of 1 year from the Effective Date, Employee agrees to cooperate reasonably with Employer in the resolution of any matters in which Employee was involved during the course of Employee’s employment or about which Employee has knowledge, where Employee’s knowledge is necessary for the defense or prosecution, of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Employer, including any claims or actions against its officers, directors and employees.

Employee’s cooperation in connection with such matters, actions and claims may include, without limitation, being available to consult with Employer regarding matters in which Employee has been involved or has knowledge; to assist Employer preparing for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting Employer. For a period of one (1) year after the Effective Date of this Agreement, Employee agrees to keep Employer apprised of his current contact information, including telephone numbers, home address, and email address, and to promptly respond to communications from Employer in connection with this Section. In connection with providing such cooperation under this Section, Employee shall be compensated for all documented and reasonable time spent at a rate of $200.00 per hour. Employee shall also be reimbursed for any documented and reasonable costs and expenses incurred in connection with providing such cooperation under this Section.

10. No Liability. This Agreement shall not be construed as an admission by either party that it acted wrongfully with respect to the other.

11. Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

12. Entire Agreement. This Agreement, together with any surviving provisions of the Confidential Proprietary Rights and Non-Disclosure Agreement Employee entered into with the Company on September 25, 2009, any equity agreements, and any surviving provisions of the Employment Agreement, represent and contain the entire understanding between the parties in connection with its subject matter. Except as referenced herein, all other prior written or oral agreements or understandings are merged into and superseded by this Agreement. Employee acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

13. Attorney Fees. If any suit or action is filed by either party to enforce this Agreement or otherwise with respect to the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

14. Choice of Law. This Agreement is made and shall be construed and performed under the laws of the State of Oregon.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

(Signature Page Follows)

PAUL MEDEIROS, an individual

Dated: June 1, 2011	/s/ Paul Medeiros
Paul Medeiros

AVI BIOPHARMA, INC.

Dated: June 3, 2011	By	/s/ Christopher Garabedian
	Name:	Christopher Garabedian
	Title:	President and Chief Executive Officer